                                                                    EXHIBIT 99.2

                          AUDITED FINANCIAL STATEMENTS

                        SUNBELT CHLOR ALKALI PARTNERSHIP
                               DECEMBER 31, 2005

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                                                                               .
                                                                               .

                        SUNBELT CHLOR ALKALI PARTNERSHIP

                          AUDITED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                    CONTENTS

Audited Financial Statements
Report of Independent Registered Public Accounting Firm.....    1
Balance Sheets..............................................    2
Income Statements...........................................    3
Statements of Partners' Deficit.............................    4
Statements of Cash Flows....................................    5
Notes to Financial Statements...............................    6

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
SunBelt Chlor Alkali Partnership

     We have audited the accompanying balance sheets of SunBelt Chlor Alkali Partnership as of December 31, 2005 and 2004, and the related statements of income, partners' deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SunBelt Chlor Alkali Partnership at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

February 10, 2006

                        SUNBELT CHLOR ALKALI PARTNERSHIP

                                 BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  2005           2004
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................  $     44,013   $     22,609
  Receivable from Oxy Vinyls, LP............................     7,015,455      7,261,416
  Receivables from partners.................................    17,936,644      8,429,290
  Inventories...............................................     2,069,896      2,111,018
  Prepaids and other current assets.........................     1,291,601      1,116,377
                                                              ------------   ------------
Total current assets........................................    28,357,609     18,940,710
Property, plant, and equipment, net.........................   119,565,930    124,415,109
Deferred financing costs, net...............................       961,774      1,041,922
                                                              ------------   ------------
Total assets................................................  $148,885,313   $144,397,741
                                                              ============   ============

                            LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Amounts payable to partners...............................  $  7,217,313   $  5,811,337
  Current portion of long-term debt.........................    12,187,500     12,187,500
                                                              ------------   ------------
Total current liabilities...................................    19,404,813     17,998,837
Long-term debt..............................................   134,062,500    146,250,000
Partners' deficit...........................................    (4,582,000)   (19,851,096)
                                                              ------------   ------------
Total liabilities and partners' deficit.....................  $148,885,313   $144,397,741
                                                              ============   ============

                       See notes to financial statements.

                        SUNBELT CHLOR ALKALI PARTNERSHIP

                               INCOME STATEMENTS

                                                              YEARS ENDED DECEMBER 31
                                                     ------------------------------------------
                                                         2005           2004           2003
                                                     ------------   ------------   ------------
Revenues...........................................  $166,967,651   $105,764,129   $ 97,021,661
Operating costs and expenses:
  Cost of sales....................................    48,699,088     45,281,281     41,699,987
  Depreciation and amortization....................    14,347,268     14,150,729     13,632,976
  Administrative and general.......................    11,694,524     10,701,137      9,744,589
                                                     ------------   ------------   ------------
                                                       74,740,880     70,133,147     65,077,552
                                                     ------------   ------------   ------------
Operating income...................................    92,226,771     35,630,982     31,944,109
Interest expense...................................   (11,455,031)   (12,336,188)   (13,217,344)
Interest income....................................       537,421        161,168         69,215
                                                     ------------   ------------   ------------
Net income.........................................  $ 81,309,161   $ 23,455,962   $ 18,795,980
                                                     ============   ============   ============

                       See notes to financial statements.

                        SUNBELT CHLOR ALKALI PARTNERSHIP

                        STATEMENTS OF PARTNERS' DEFICIT

                                                               PARTNERS
                                                     ----------------------------
                                                                        1997
                                                     OLIN SUNBELT   CHLOR ALKALI
                                                         INC.       VENTURE, INC.      TOTAL
                                                     ------------   -------------   ------------
Balance at December 31, 2002.......................  $(19,773,097)  $(19,773,097)   $(39,546,194)
  Cash contributions by partners...................    10,883,627     14,069,753      24,953,380
  Asset contributions by partner...................     3,186,126             --       3,186,126
  Cash distributions to partners...................   (17,996,146)   (17,996,146)    (35,992,292)
  Net income.......................................     9,397,990      9,397,990      18,795,980
                                                     ------------   ------------    ------------
Balance at December 31, 2003.......................   (14,301,500)   (14,301,500)    (28,603,000)
  Cash distributions to partners...................    (7,352,029)    (7,352,029)    (14,704,058)
  Net income.......................................    11,727,981     11,727,981      23,455,962
                                                     ------------   ------------    ------------
Balance at December 31, 2004.......................    (9,925,548)    (9,925,548)    (19,851,096)
  Cash distributions to partners...................   (33,020,033)   (33,020,033)    (66,040,065)
  Net income.......................................    40,654,581     40,654,581      81,309,161
                                                     ------------   ------------    ------------
Balance at December 31, 2005.......................  $ (2,291,000)  $ (2,291,000)   $ (4,582,000)
                                                     ============   ============    ============

                       See notes to financial statements.

                        SUNBELT CHLOR ALKALI PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31
                                                     ------------------------------------------
                                                         2005           2004           2003
                                                     ------------   ------------   ------------
OPERATING ACTIVITIES
Net income.........................................  $ 81,309,161   $ 23,455,962   $ 18,795,980
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation.....................................    14,267,120     14,070,581     13,552,828
  Amortization.....................................        80,148         80,148         80,148
  Loss on disposal of assets.......................       164,435        289,883        134,897
  Changes in assets and liabilities:
     Receivable from Oxy Vinyls, LP................       245,961     (3,834,085)     1,477,074
     Receivables from partners.....................    (9,507,354)    (2,040,479)      (156,701)
     Inventories...................................        41,122        371,758        323,839
     Amounts payable to partners...................     1,405,976       (746,222)       313,383
     Prepaid expenses and other current assets.....      (175,224)      (156,657)      (707,898)
                                                     ------------   ------------   ------------
Net cash provided by operating activities..........    87,831,345     31,490,889     33,813,550
INVESTING ACTIVITIES
Purchases of property, plant, and equipment........    (9,645,152)    (4,588,322)   (10,575,538)
Proceeds on sale of property, plant, and
  equipment........................................        62,776             --             --
                                                     ------------   ------------   ------------
Net cash used in investing activities..............    (9,582,376)    (4,588,322)   (10,575,538)
FINANCING ACTIVITIES
Cash contributions by partners.....................            --             --     24,953,380
Cash distributions to partners.....................   (66,040,065)   (14,704,058)   (35,992,292)
Principal payments on long-term debt...............   (12,187,500)   (12,187,500)   (12,187,500)
                                                     ------------   ------------   ------------
Net cash used in financing activities..............   (78,227,565)   (26,891,558)   (23,226,412)
                                                     ------------   ------------   ------------
Net increase in cash...............................        21,404         11,009         11,600
Cash at beginning of year..........................        22,609         11,600             --
                                                     ------------   ------------   ------------
Cash at end of year................................  $     44,013   $     22,609   $     11,600
                                                     ============   ============   ============

                       See notes to financial statements.

                        SUNBELT CHLOR ALKALI PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1.  ORGANIZATION

     SunBelt Chlor Alkali Partnership (the Partnership) was formed on August 23, 1996 under a Partnership Agreement, between 1997 Chlor Alkali Venture, Inc. and Olin SunBelt Inc. (the Partners). 1997 Chlor Alkali Venture, Inc. is a wholly owned subsidiary of PolyOne Corporation (formerly The Geon Company) and Olin SunBelt Inc. is a wholly owned subsidiary of the Olin Corporation. Each of the Partners has a 50% interest in the Partnership. The Partnership Agreement provides that the capital investment of the Partners will be maintained and the Partnership's income or loss will be allocated to the Partners based on their ownership interest percentages.

     The Partnership was formed for the purpose of construction and operation of a Chlor-Alkali facility. The facility, which is located in McIntosh, Alabama produces chlorine, caustic soda and hydrogen.

2.  SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENT

     The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  PROPERTY, PLANT, AND EQUIPMENT AND DEPRECIATION

     Property, plant, and equipment are carried at cost. Major renewals and betterments are capitalized. Maintenance and repair expenditures which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation for all plant and equipment is computed using the straight-line method over their estimated useful lives. The ranges of estimated useful lives are as follows:

Land improvements...........................................        20 years
Buildings...................................................        20 years
Machinery and equipment.....................................     15-20 years

     Long-lived assets are assessed for impairment when operating profits for the related business or a significant change in the use of an asset indicate that their carrying value may not be recoverable.

  DEFERRED FINANCING COSTS

     The costs incurred by the Partnership in obtaining its long-term debt have been capitalized and are being amortized over the term of the debt using the effective interest method.

  FINANCIAL INSTRUMENTS

     The carrying amount of long-term debt approximates its fair value. The fair value of the debt is estimated based on the present value of the underlying cash flow discounted at the Partnership's estimated borrowing rate.

  REVENUE RECOGNITION

     The Partnership recognizes revenues at the point of passage of title which is based on shipping terms.

                        SUNBELT CHLOR ALKALI PARTNERSHIP

  SHIPPING AND HANDLING COSTS

     Shipping and handling costs are reflected in costs of sales.

  INCOME TAXES

     No provision is made for income taxes as the Partnership's results of operations are includable in the tax returns of the Partners.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

  RISKS AND UNCERTAINTIES

     Since the Partnership's major products are commodities, significant changes in the prices of chemical products could have a significant impact on the results of operations for any particular period. The Partnership had one major chlorine customer, Oxy Vinyls LP, during the periods presented, which accounted for 45.7%, 58.3%, and 53.7% of total sales for the years ended December 31, 2005, 2004, and 2003, respectively.

3.  INVENTORIES

     Inventories are comprised as follows:

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 2005         2004
                                                              ----------   ----------
Finished goods..............................................  $  619,117   $  521,364
Parts.......................................................   1,450,779    1,589,654
                                                              ----------   ----------
                                                              $2,069,896   $2,111,018
                                                              ==========   ==========

4.  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are comprised as follows:

                                                                   DECEMBER 31
                                                           ---------------------------
                                                               2005           2004
                                                           ------------   ------------
Land and land improvements...............................  $  4,862,826   $  4,862,826
Building.................................................     3,869,389      3,507,389
Machinery and equipment..................................   209,229,631    200,964,285
Construction in process..................................     3,734,366      3,968,774
                                                           ------------   ------------
                                                            221,696,212    213,303,274
Less allowance for depreciation..........................   102,130,282     88,888,165
                                                           ------------   ------------
                                                           $119,565,930   $124,415,109
                                                           ============   ============

5.  TRANSACTIONS WITH AFFILIATES

     The Partnership has various management service agreements, dated August 23, 1996, with the Olin Corporation. These agreements, which include compensation for managing the facility, an asset utilization fee, a fleet fee and a distribution fee, have terms from five to ten years with five year price adjustment renewals.

                        SUNBELT CHLOR ALKALI PARTNERSHIP

Charges for these services were approximately $7,551,933, $7,199,412, and $6,813,237 for 2005, 2004, and 2003, respectively, and have been included within administrative and general expenses in the statement of operations. The Partnership also received contributions from its partners totaling $28,139,506 in 2003, which was used for working capital purposes and to pay for costs incurred in constructing the production facility. The cash policy was changed during 2003 to not make distributions to the partners until the cash balance was sufficient to cover both the principal payment and the interest expense for the year. Contributions from the partners were discontinued with this policy change and the manufacturing costs were paid from receipts. The Partnership made distributions to its partners totaling $66,040,065, $14,704,058, and $35,992,292 in 2005, 2004, and 2003, respectively.

     In accordance with the Partnership Operating Agreement, the majority of chlorine produced by the Partnership is sold to Oxy Vinyls LP, which is 24% owned by PolyOne Corporation. The remaining chlorine and all of the caustic soda produced by the Partnership is marketed and distributed by the Olin Corporation.

6.  LONG-TERM DEBT

     On December 23, 1997, the Partnership borrowed $195,000,000 in a private placement of debt. The debt is secured by the property, plant, equipment, and inventory of the Partnership. The term of the loan is 20 years at an interest rate of 7.23%. The first principal payment of $12,187,500 was paid on December 22, 2002 with equal annual payments due through December 22, 2017. Interest payments are payable semi-annually in arrears on each June 22 and December 22. Interest payments totaled $11,455,031, $12,336,188, and 13,217,344 in 2005,
2004, and 2003, respectively. The debt is guaranteed by the Partners.

7.  LEASES

     The Partnership has operating leases for certain property, machinery, and equipment. At December 31, 2005, future minimum lease payments under noncancelable operating leases are as follows:

2006........................................................  $ 2,156,701
2007........................................................    2,269,468
2008........................................................    1,986,528
2009........................................................    1,932,708
2010........................................................    1,681,248
Thereafter..................................................    8,464,282
                                                              -----------
Total minimum future lease payments.........................  $18,490,935
                                                              ===========

     Rent expense was approximately $722,695, $599,720, and $557,260 for the years ended December 31, 2005, 2004, and 2003 respectively.

8.  COMMITMENTS AND CONTINGENCIES

     The Partnership is subject to legal proceedings and claims that arise in the ordinary course of its business. Management evaluates each claim and provides for any potential loss when the claim is probable to be paid and reasonably estimable. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the financial condition, results of operations or cash flows of the Partnership.